Exhibit 99.1

Quest Diagnostics Provides Update On Impact to Third Quarter Financial Results from Hurricanes

SECAUCUS, NJ --Sept. 27, 2017-Quest Diagnostics Incorporated (NYSE:DGX), the world’s leading provider of diagnostic information services, announced today that for the third quarter of 2017 it expects a reduction in revenues of approximately 1.5% and a reduction in both reported earnings per share and adjusted diluted earnings per share of approximately $0.10 due to recent hurricanes. The financial impact of these events is primarily attributable to the company’s operations in Florida and Texas, states where the company has a proportionately large presence. The financial impact also includes the impact of disruptions due to hurricanes in Puerto Rico and the earthquake in Mexico. Operations have largely returned to normal in Florida and Texas.

“While our facilities in Florida and Texas remained operational and did not suffer significant damage, our customers faced challenges accessing our services,” said Steve Rusckowski, Chairman, President and CEO of Quest Diagnostics.  “Thanks to the tremendous efforts of our committed employees, our operations in Florida and Texas have largely returned to normal.  We do not expect any long-term impact to our financial results from Hurricanes Harvey and Irma. ”

Excluding the anticipated impact of hurricanes in the third quarter, the company reaffirms the 2017 guidance provided on July 25, 2017.

The company will provide a more detailed assessment of its results when it reports third quarter 2017 financial results on October 19, 2017.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 43,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com

50th Anniversary: In 2017, Quest Diagnostics celebrates 50 years of life-changing results. To learn about our legacy of accomplishments and quest to improve healthcare in the future, visit www.QuestDiagnostics.com/50Years

The statements in this press release which are not historical facts may be forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and  Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.